EXHIBIT 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:
1.Form S-8 nos. 333-171625 and 333-205708
2.Form F-10 no. 333-265510

of Oncolytics Biotech Inc. (the “Company”) of our report dated March 2, 2023, with respect to the consolidated statements of financial position as at December 31, 2022 and December 31, 2021 and the consolidated statements of loss and comprehensive loss, changes in equity and cash flows for each of the years in the three-year period ended December 31, 2022 included in this Annual Report on Form 20-F.

Calgary, Alberta	/s/Ernst & Young LLP
March 3, 2023	Chartered Professional Accountants